                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                                 Libbey Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                                  LIBBEY INC.
                                 P.O. BOX 10060
                               300 MADISON AVENUE
                            TOLEDO, OHIO 43699-0060

   -------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 ON MAY 5, 2005

   -------------------------------------------------------------------------

Dear Fellow Libbey Stockholder:

     We will hold our 2005 Annual Meeting of Libbey stockholders on Thursday, May 5, 2005, at 2:00 p.m., Eastern Time, at the Libbey Corporate Showroom, 228 North Huron Street, Toledo, Ohio.

     At the meeting, stockholders will:

     - elect three directors for a term of three years, and

     - transact such other business as properly may come before the meeting.

     The Board of Directors has nominated three of our nine directors for election this year. They are all Class III directors, which means that their terms will expire at the 2008 annual meeting. You can read about them, and about the other directors who will continue in office, in the proxy statement.

     You are entitled to vote at the meeting if you were an owner of record of Libbey Inc. common stock at the close of business on March 10, 2005. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

     We hope you will vote by marking, signing and returning your proxy or voting instruction card as soon as possible, whether or not you plan to attend the meeting.

     Management sincerely appreciates your support.

                                          Sincerely,

                                          John F. Meier
                                          Chairman of the Board of Directors and
                                          Chief Executive Officer

                                          By Order of the Board of Directors,

                                          Susan Allene Kovach
                                          Secretary

March 30, 2005
Toledo, Ohio

                                  LIBBEY INC.

                                PROXY STATEMENT

     We have sent you this proxy statement because the Board of Directors of Libbey Inc. ("Libbey" or the "Company") is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so that they may vote your shares on your behalf at our annual meeting of stockholders. The members of the proxy committee are John F. Meier, Richard I. Reynolds and Susan Allene Kovach. They will vote your shares as you instruct.

     We will hold the meeting at the Libbey Corporate Showroom, 228 North Huron Street, Toledo, Ohio, on May 5, 2005, at 2:00 p.m., Eastern Time. This proxy statement contains information about the matters being voted on and other information that may be helpful to you.

     We began the mailing to stockholders of this proxy statement and the enclosed proxy on or about March 30, 2005.

                             QUESTIONS AND ANSWERS

WHO MAY VOTE?

     You may vote if you were a holder of Libbey common stock at the close of business on March 10, 2005.

WHAT MAY I VOTE ON?

     You may vote on the election of three nominees -- William A. Foley, Deborah
G. Miller and Terence P. Stewart -- to serve as Class III directors.

HOW DOES THE BOARD RECOMMEND THAT I VOTE?

     The Board recommends that you vote FOR each of the nominees for director.

HOW DO I VOTE?

     You may vote by marking, signing and dating the enclosed proxy card or voting instruction card and returning it in the prepaid envelope. The proxy committee will vote your shares in accordance with your directions. If you return a proxy card but do not mark the boxes showing how you wish to vote, the proxy committee will vote your shares FOR the proposal, but only if you have signed and dated the card. Unsigned proxy cards will not be voted at all. If you are a stockholder of record (that is, if you are registered on our books), you also may vote in person by attending the meeting.

MAY I CHANGE MY VOTE?

     If you are a stockholder of record, you may change your vote or revoke your proxy, at any time before your shares are voted at the meeting, by:

     - sending us a proxy card dated later than your last vote,

     - notifying the Secretary of Libbey in writing, or

     - voting at the meeting.

     If you hold your shares in "street name" through a broker or other nominee, you should contact your broker or nominee to determine how to change your vote or revoke your proxy.

HOW MANY OUTSTANDING SHARES OF LIBBEY COMMON STOCK ARE THERE?

     At the close of business on March 10, 2005, which is the record date for the meeting, there were 13,831,129 shares of the Company's common stock outstanding. Each share of common stock is entitled to one vote.

HOW BIG A VOTE DO THE PROPOSALS NEED IN ORDER TO BE ADOPTED?

     As long as a quorum is present either in person or by proxy at the Annual Meeting, each proposal must receive the votes of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting.

WHAT CONSTITUTES A QUORUM?

     Under Libbey's By-laws, the holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum, permitting business to be transacted at the meeting.

HOW WILL VOTES BE COUNTED?

     Votes cast in person or by proxy will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the matter to which the abstention applies. Broker non-votes will not be considered as present and entitled to vote with respect to that matter. The common stock outstanding on the record date held by the trustee under the Company's Retirement Savings Plan and Supplemental Retirement Plan will be voted by the trustee in accordance with written instructions from participants in these plans or, as to those shares for which no instructions are received, in a uniform manner as a single block in accordance with the instructions received with respect to the majority of shares of each respective plan for which instructions were received.

WHAT ARE BROKER NON-VOTES?

     If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to vote your shares with respect to certain matters unless you give your broker or nominee specific instructions as to how to vote. For example, unless brokers have received voting instructions from their customers, brokers may not vote their customers' shares with respect to the approval of equity compensation plans or other non-routine matters. Non-voted shares on non-routine matters are called "broker non-votes." They will not be counted in determining the number of shares necessary for approval but will be counted in determining whether there is a quorum.

HOW WILL VOTING BE CONDUCTED ON OTHER MATTERS RAISED AT THE MEETING?

     The proxy committee will vote on other matters that properly come before the meeting in accordance with the Board's recommendation or, if no recommendation is given, in the discretion of the proxy committee.

WHEN MUST STOCKHOLDER PROPOSALS BE SUBMITTED FOR THE 2006 ANNUAL MEETING?

     A stockholder desiring to submit a proposal for inclusion in the Company's Proxy Statement for the 2006 Annual Meeting must deliver the proposal so that it is received by the Company no later than November 30, 2005. Any proposal submitted outside the processes of Rule 14a-8 under the Exchange Act will be considered untimely if submitted after February 13, 2006. The Company requests that all such proposals be addressed to Susan Allene Kovach, Vice President,

General Counsel and Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

                                STOCK OWNERSHIP

WHO ARE THE LARGEST OWNERS OF LIBBEY STOCK?

     The following table shows information with respect to the persons known to the Company to be the beneficial owners of more than five percent of its common stock as of December 31, 2004.

                                                AMOUNT AND NATURE
NAME AND ADDRESS                                  OF BENEFICIAL     PERCENT
OF BENEFICIAL OWNER                                 OWNERSHIP       OF CLASS
-------------------                             -----------------   --------
Ariel Capital Management, LLC(1)                    2,731,805        19.82
200 E. Randolph Drive, Suite 2900
Chicago, IL 60601

Barclays Global Investors, NA. and
Barclays Global Fund Advisors(2)                      803,270          5.8
45 Fremont Street
San Francisco, CA 94105

Capital Group International, Inc.(3)                  780,200          5.7
11100 Santa Monica Boulevard
Los Angeles, CA 90025

Farallon Capital Partners, L.P.                       797,000          5.8
Farallon Capital Institutional Partners, L.P.
Farallon Capital Institutional Partners II,
  L.P.
Farallon Capital Institutional Partners III,
  L.P.
Tinicum Partners, L.P.
Farallon Capital Management, L.L.C.(4)
One Maritime Plaza, Suite 1325
San Francisco, CA 94111

FMR Corp.(5)                                          786,300        5.703
82 Devonshire Street
Boston, MA 02109

NJF Investment Group L.P.(6)                          963,300          6.9
2121 San Jacinto Street, Suite 1840
Dallas, TX 75201

---------------

(1) Amendment No. 12 to Schedule 13G filed with the Securities and Exchange Commission on behalf of Ariel Capital Management, LLC, an investment advisor, indicates that, as of December 31, 2004, Ariel Capital Management, LLC is the beneficial owner of 2,731,805 common shares, with sole dispositive power with respect to 2,731,805 common shares and sole voting power with respect to 1,723,080 common shares. The schedule further states that all securities reported in the schedule are owned by investment advisory clients of Ariel Capital Management, LLC, no one of which to the knowledge of Ariel Capital Management, LLC owns more than 5% of the class.

(2) Schedule 13G filed with the Securities and Exchange Commission on behalf of Barclays Global Investors, NA and Barclays Global Fund Advisors states that Barclays Global Investors, NA is the beneficial owner of 450,633 common shares, with sole voting power with respect to 387,980 common shares and sole dispositive power with respect to 450,633 common shares, and that Barclays Global Fund Advisors is the beneficial owner of 352,637 common shares, with sole voting and sole dispositive power over all such shares.

    The schedule further states that the shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts.

(3) Amendment No. 8 to Schedule 13G filed with the Securities and Exchange Commission on behalf of Capital Group International, Inc., the parent holding company of a group of investment management companies, and Capital Guardian Trust Company, indicates that, as of December 31, 2004, Capital Group International, Inc. has beneficial ownership of 780,200 common shares, with sole dispositive power with respect to 780,200 common shares and sole voting power with respect to 518,930 common shares, and that Capital Guardian Trust Company has beneficial ownership of 719,420 common shares, with sole dispositive power with respect to 719,420 common shares and sole voting power with respect to 469,560 common shares. Capital Guardian Trust Company, a bank, is deemed to be the beneficial owner of these shares as a result of serving as investment manager of various institutional accounts. Capital Group International, Inc. and Capital Guardian Trust Company disclaim beneficial ownership.

(4) Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission by Farallon Capital Partners, L.P. ("Farallon"), Farallon Capital Institutional Partners, L.P. ("Farallon I"), Farallon Capital Institutional Partners II, L.P. ("Farallon II"), Farallon Capital Institutional Partners III, L.P. ("Farallon III"), Tinicum Partners, L.P. ("Tinicum" and together with Farallon, Farallon I, Farallon II and Farallon III, the "Partnerships") and Farallon Capital Management, L.L.C. ("Farallon Management") indicates that, as of December 31, 2004, Farallon is the direct owner of 174,700 common shares, with shared voting and dispositive power over those shares; Farallon I is the direct owner of 153,900 common shares, with shared voting and dispositive power over those shares; Farallon II is the direct owner of 20,800 common shares, with shared voting and dispositive power over those shares; Farallon III is the direct owner of 22,500 common shares, with shared voting and dispositive power over those shares; and Tinicum is the direct owner of 8.700 common shares, with shared voting and dispositive power over those shares. The schedule further indicates that, as general partner of the Partnerships, Farallon Partners, L.L.C. (the "General Partner") is the beneficial owner of the 380,600 common shares held by the Partnerships, with shared voting and dispositive power over those shares, and that Farallon Management is the beneficial owner of 416,400 common shares that are directly owned by certain accounts that it manages. The schedule also discloses that certain sub-advisors, as well as certain managing members of the subadvisors, the General Partner and Farallon Management, are beneficial owners with respect to certain of these shares.

(5) Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission by FMR Corp., a parent holding company, on behalf of FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson, Fidelity Management & Research Company and Fidelity Low Priced Stock Fund, indicates that, as of December 31, 2004, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and an investment adviser, is the beneficial owner of 786,300 common shares as a result of acting as investment adviser to various investment companies. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounts to 786,300 shares or 5.703% of the common stock outstanding. The schedule further indicates that each of Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds, has sole power to dispose of the 786,300 common shares owned by the Fidelity Funds, and that neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, such power residing in the Funds' Boards of Trustees.

(6) Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission on behalf of NJF Investment Group L.P. indicates that, as of December 31, 2004, NJF Investment Group L.P. has beneficial ownership of 963,300 common shares, with sole dispositive power with respect to 963,300 common shares, sole voting power with respect to 577,800 common shares and shared voting power with respect to 385,500 common shares. The schedule further states that it is filed on behalf of NJF Investment Group L.P.

    and/or certain investment advisory clients or discretionary accounts and that, as a result of its role as investment advisor, NJF Investment Group L.P. may be deemed to be the beneficial owner of the shares.

HOW MUCH STOCK DO LIBBEY'S DIRECTORS AND OFFICERS OWN?

     In July 2004, Libbey's Board, in recognition of its belief that the financial interests of directors should be aligned with those of Libbey's stockholders, adopted guidelines pursuant to which each director of the Company is required, prior to the expiration of his or her second full term, to own at least 4,000 shares of Libbey common stock. Compliance with this guideline may be achieved through direct ownership of shares of Libbey common stock, through deferral of director compensation into an account, the value of which is based upon the value of Libbey's common stock plus dividends (as described under "Libbey Corporate Governance -- How are Libbey's directors compensated?" below), or through a combination of these means. For those directors who already have served two full terms, or whose second terms are nearing completion, and who, as of the date on which the guidelines were adopted, had not achieved the requisite stock ownership, the Nominating and Governance Committee of the Board has discretion to establish transition plans.

     The following table shows, as of March 10, 2005, the number of shares of Libbey common stock, and percentage of all issued and outstanding shares of Libbey common stock, beneficially owned (unless otherwise indicated) by our directors, the executive officers named in the Executive Summary Compensation Table below and all directors and executive officers of the Company as a group. The Company's address is the address of each director and executive officer set forth below. The shares owned by the executive officers set forth below include the shares held in their accounts in the Retirement Savings Plan. An asterisk indicates ownership of less than one percent of the outstanding stock.

                                                AMOUNT AND NATURE
                                                  OF BENEFICIAL     PERCENT
NAME OF BENEFICIAL OWNER                          OWNERSHIP(1)      OF CLASS
------------------------                        -----------------   --------
Carlos V. Duno................................         1,000             *

William A. Foley(2)...........................           100             *

Daniel P. Ibele(3)............................        55,236             *

Susan A. Kovach(3)............................         5,311             *

Peter C. McC. Howell(2)(4)....................         1,750             *

John F. Meier(3)(5)...........................       237,462          1.71

Deborah G. Miller(2)..........................         2,000             *

Carol B. Moerdyk(2)...........................           900             *

Gary L. Moreau................................           500             *

Richard I. Reynolds(3)........................       117,369             *

Terence P. Stewart(2).........................           928             *

Kenneth G. Wilkes(3)..........................        96,125             *

Arthur H. Smith(6)............................       128,267             *

Directors & Executive Officers as a
  Group(3)(2).................................       910,170          6.58

---------------

(1) For purposes of this table, a person or group of persons is deemed, as of a given date, to have beneficial ownership of any shares that such person has the right to acquire within 60 days after that date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security that the person has the right to acquire within 60 days of that date is deemed outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person not owning a similar right. The information includes all currently exercisable options granted to Messrs. Meier, Reynolds, Wilkes, Ibele and Smith and Ms. Kovach. The number of shares beneficially owned includes shares subject to options as follows: Mr. Meier--193,500; Mr. Reynolds--139,200; Mr. Wilkes--78,700; Ms.
    Kovach--5,000; Mr. Ibele--49,200; Mr. Smith--101,500; and all executive officers as a group--746,130.

(2) Pursuant to the Directors' Deferred Compensation Plan described under "Libbey Corporate Governance--How are Libbey's directors compensated?" below, each director may elect to defer all or a portion of the annual retainer and fees paid to the director into an account, the value of which is based upon the value of Libbey's common stock plus dividends. As of March 10, 2005, the balances in the accounts of Messrs. Foley, Howell and Stewart, Ms. Miller and Ms. Moerdyk were equal to the following number of shares, which are not included in the above table: Mr. Foley--11,203 shares; Mr. Howell--4,422 shares; Ms. Miller--2,084 shares; Ms. Moerdyk--9,166 shares; and Mr. Stewart--8,536 shares.

(3) The table includes the number of equivalent shares of common stock that Messrs. Meier, Reynolds, Wilkes, Ibele and Smith, Ms. Kovach and all officers as a group held in the Libbey Inc. Retirement Savings Plan as of March 10, 2005.

(4) Includes 750 shares held by family members of Mr. Howell. Mr. Howell disclaims any beneficial interest in such shares.

(5) Includes 8,406 shares held by family members of Mr. Meier. Mr. Meier disclaims any beneficial interest in such shares.

(6) Mr. Smith served as Vice President, General Counsel and Secretary of the Company until June 30, 2004, when he retired after 36 years of service to the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on our review of filings with the Securities and Exchange Commission and written representations that no other reports were required to be filed by the relevant persons, Libbey believes that, during the fiscal year ending December 31, 2004, all officers, directors and greater-than-ten-percent beneficial owners complied with the filing requirements applicable to them pursuant to Section 16 of the Exchange Act, except that one share purchase transaction by Ms. Miller was not reported on a timely-filed Form 4, but subsequently was reported on Form 4.

                          LIBBEY CORPORATE GOVERNANCE

WHO ARE THE CURRENT MEMBERS OF LIBBEY'S BOARD OF DIRECTORS?

     Libbey's Certificate of Incorporation and By-Laws provide that the Board of Directors is divided into three classes. The following table shows information with respect to the members of the Board of Directors on the date of this proxy statement:

                                                                              BOARD COMMITTEE    DIRECTOR
DIRECTOR                            AGE              EXPERIENCE                 ASSIGNMENTS       SINCE
--------                            ---              ----------               ---------------    --------
Carlos V. Duno (Class II).........  57    CDuno Consulting, CEO and Owner,    Member, Audit        2003
                                          November 2004 to present; Clean     Committee;
                                          Fuels Technology, Chairman & CEO,   Member,
                                          from June 2001 to October 2004;     Nominating and
                                          Vitro, S.A., Monterrey, Mexico,     Governance
                                          President Business Development      Committee
                                          and Planning, from 1995 to 2001.

                                                                              BOARD COMMITTEE    DIRECTOR
DIRECTOR                            AGE              EXPERIENCE                 ASSIGNMENTS       SINCE
--------                            ---              ----------               ---------------    --------

William A. Foley (Class III)......  57    Partner, Learning Dimensions LLC    Chair,               1994
                                          and Entrenu Holdings LLC;           Compensation
                                          Chairman and Chief Executive        Committee;
                                          Officer of LESCO Inc. from July     Member,
                                          1993 to April 2002.                 Nominating and
                                                                              Governance
                                                                              Committee

Peter C. McC. Howell (Class II)...  55    From 1997 to present, advisor to    Member, Audit        1993
                                          various business enterprises in     Committee;
                                          the areas of acquisitions,          Chair,
                                          marketing and financial             Nominating and
                                          reporting; Chairman and Chief       Governance
                                          Executive Officer of Signature      Committee
                                          Brands USA, Inc. (formerly known
                                          as Health o meter, Inc.) from
                                          August 1994 to August 1997;
                                          President, Chief Executive
                                          Officer and a director of Mr.
                                          Coffee, inc. from 1989 to 1994.
                                          Mr. Howell is a member of the
                                          board of directors of Pure Cycle
                                          Corporation (NASDAQ: PCYO) and
                                          Global Lite Array.

John F. Meier (Class I)...........  57    Chairman of the Board and Chief                          1987
                                          Executive Officer of Libbey since
                                          June 1993; Director, Cooper Tire
                                          and Rubber Company (NYSE: CTB),
                                          since 1997.

Deborah G. Miller (Class III).....  55    Chief Executive Officer of          Member,              2003
                                          Enterprise Catalyst Group, a        Compensation
                                          consulting firm specializing in     Committee;
                                          high technology and biotechnology   Member,
                                          transformational applications,      Nominating and
                                          from 2003 to present; President     Governance
                                          and Chief Executive Officer of      Committee
                                          Egenera from April 2002 to 2003;
                                          from November 2001 to March 2002,
                                          Chief Executive Officer, On
                                          Demand Software; from May 2001 to
                                          September 2001, Chief Executive
                                          Officer, OPI Software; from
                                          September 1999 to April 2001,
                                          Chief Executive Officer, CoVia;
                                          and from September 1998 to
                                          September 1999, President and
                                          Chief Operating Officer, 2Bridge
                                          Software. Ms. Miller also serves
                                          on the board of directors of
                                          Sentinal Group Funds, Inc.

                                                                              BOARD COMMITTEE    DIRECTOR
DIRECTOR                            AGE              EXPERIENCE                 ASSIGNMENTS       SINCE
--------                            ---              ----------               ---------------    --------

Carol B. Moerdyk (Class I)........  54    Senior Vice President,              Chair, Audit         1998
                                          International, OfficeMax,           Committee;
                                          Incorporated, from August 2004 to   Member,
                                          present; Senior Vice President,     Compensation
                                          Administration, Boise Cascade       Committee
                                          Office Products Corporation, from
                                          January 2004 to August 2004;
                                          Senior Vice President, North
                                          American and Australasian
                                          Contract Operations, Boise
                                          Cascade Office Products
                                          Corporation from 1998 through
                                          2003; Chief Financial Officer,
                                          Boise Cascade Office Products
                                          Corporation, from 1995 to 1998.

Gary L. Moreau (Class I)..........  50    Writer, lecturer and advisor        Member, Audit        1996
                                          primarily in the areas of           Committee;
                                          management and corporate            Member,
                                          governance; President of Pratt's    Compensation
                                          Hollow Advisors LLC (business       Committee
                                          consulting) from 1999 to 2003;
                                          President and Chief Executive
                                          Officer of Lionel L.L.C. from
                                          1996 to 1999; President and Chief
                                          Operating Officer of Oneida Ltd.
                                          from 1991 to 1996. Mr. Moreau is
                                          a member of the board of
                                          directors of GSW Inc. (Toronto
                                          Stock Exchange: GSW.A and
                                          GSW.SV.B)

Richard I. Reynolds (Class II)....  58    Executive Vice President and                             1993
                                          Chief Operating Officer of Libbey
                                          from November 1995 to present;
                                          Vice President and Chief
                                          Financial Officer of Libbey from
                                          1993 to 1995

Terence P. Stewart (Class III)....  56    Managing partner of Stewart and                          1997
                                          Stewart, a Washington, D.C.-based
                                          law firm that specializes in
                                          trade and international law
                                          issues, where he has been
                                          employed since 1976

DOES LIBBEY HAVE CORPORATE GOVERNANCE GUIDELINES?

     Libbey's Board of Directors has adopted Corporate Governance Guidelines that govern Libbey's Board of Directors. Libbey's Corporate Governance Guidelines, as well as the charters for each of the Audit, Compensation and Nominating and Governance committees, are available on Libbey's website (www.libbey.com).

HOW ARE LIBBEY'S DIRECTORS COMPENSATED?

     In 2004 non-management directors received a retainer at the annual rate of $21,000 per annum, which was increased to $25,000 per annum effective July 20, 2004; a fee for attendance at telephonic Board and committee meetings of $500 per meeting; a fee for attendance at other Board meetings of $1,500 per meeting; a fee for attendance at other committee meetings of $750 per meeting; and a fee of $500 per half day for performance of special Board or committee business requested of the director, such as a meeting with a prospective Board member or an outside consultant on behalf of the Board or a committee. The chairpersons of the Audit, Compensation and Nominating and Governance committees receive an additional fee in the amount of $3,000 per annum; however, effective July 20, 2004, the additional fee payable to the chairpersons of the Compensation and Nominating and Governance Committees was increased to $5,000, and the additional fee payable to the chairperson of the Audit Committee was increased to $7,500 per annum.

     The retainer and all fees are payable in cash or, pursuant to the Directors' Deferred Compensation Plan, subject to deferral into an account, the value of which is based upon the value of Libbey's common stock plus dividends. In 2004, each of the directors except Mr. Moreau and Mr. Duno elected to defer all or a portion of the retainer and fees. Management directors do not receive additional compensation for service on the Board of Directors.

     In addition to the retainers and fees listed above, the Company reimburses the directors for their travel expenses incurred in attending meetings of the Board or its committees, as well as for fees and expenses incurred in attending director education seminars and conferences. The directors do not receive any other personal benefits.

WHAT IS THE ROLE OF THE BOARD'S COMMITTEES?

     The Board of Directors currently has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

     Audit Committee. The Board of Directors adopted an Audit Committee Charter in 2000 and updated the Audit Committee Charter in 2004. The Audit Committee Charter is available on Libbey's website (www.libbey.com).

     The functions of the Audit Committee are described under the heading "Audit-Related Matters; Report of the Audit Committee" below. The Audit Committee met six times during 2004. On February 1, 2005, the Board selected the members of the Audit Committee for the coming year, as shown above. The Board has determined that all members of the Audit Committee are independent, within the meaning of SEC regulations, the listing standards of the New York Stock Exchange and Libbey's Corporate Governance Guidelines. The Board has further determined that Ms. Moerdyk, the current chair of the Audit Committee, Mr. Howell, the immediate past chair of the Audit Committee, and Mr. Moreau are qualified as audit committee financial experts, as defined in SEC regulations, and that each of Ms. Moerdyk, Mr. Howell, Mr. Duno and Mr. Moreau is financially literate and has accounting and related financial management expertise.

     Compensation Committee. The functions of the Compensation Committee are described under the heading "Executive Compensation; Report of the Compensation Committee" below. The Compensation Committee met three times during 2004. On February 1, 2005, the Board selected the members of the Compensation Committee for the coming year, as shown above. The Board has determined that all members of the Compensation Committee are independent, within the meaning of the listing standards of the New York Stock Exchange and Libbey's Corporate Governance Guidelines.

     Nominating and Governance Committee. The Nominating and Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of Libbey's Corporate Governance Guidelines. The Committee also is responsible for establishing a selection process for new directors to meet the needs of the Board, for evaluating and recommending candidates for Board membership, for assessing the performance of the Board and reviewing that assessment with the Board and for establishing objective criteria to evaluate the performance of the Chief Executive Officer. The Committee also is responsible for succession planning and reporting to the Board trends in director compensation practices and the competitiveness of the Company's director compensation practices. The Nominating and Governance Committee met five times in 2004. On February 1, 2005, the Board selected the members of the Nominating and Governance Committee for the coming year, as shown above. The Board has determined that all of the members of the Committee are independent, within the meaning of the listing standards of the New York Stock Exchange and Libbey's Corporate Governance Guidelines.

WHO COORDINATES EXECUTIVE SESSIONS OF THE BOARD'S NON-MANAGEMENT DIRECTORS?

     At each regularly scheduled meeting of the Board, the Board (excluding management directors) meets in executive session outside the presence of management. In order to provide continuity, the Board has designated Gary L. Moreau to coordinate these executive sessions.

HOW DOES THE BOARD SELECT NOMINEES FOR THE BOARD?

     New directors are selected following review and evaluation by the Nominating and Governance Committee, which also proposes and reviews the criteria for membership at least biannually and the selection process. The Nominating and Governance Committee solicits input from all Board members and makes its recommendation to the Board. An invitation to join the board is extended by the Chairman of the Board on behalf of the Board. A shareholder who wishes to recommend a prospective nominee for the Board may notify the Company's Secretary or any member of the Nominating and Governance Committee in writing, including such supporting material as the shareholder deems appropriate. Candidates for director nominated by stockholders will be given the same consideration as candidates nominated by other sources.

     The Board in its Corporate Governance Guidelines has determined that Board members must satisfy the following standards and qualifications:

     - Board members must possess the highest professional and personal ethics and values, consistent with longstanding company values and standards;

     - Board members must possess broad experience at the policy-making level in business, government, education, technology or public interest;

     - Board members must possess a commitment to enhancing shareholder value;

     - Board members must possess and devote sufficient time to carry out their duties and to provide insight and practical wisdom based upon experience;

     - Board members must possess expertise in areas that add strategic value to the Board, given the then-current composition of the Board, including, among other areas of expertise, experience as a chief executive officer or chief operating officer of a public company; expertise in finance, information technology, marketing, operations or supply chain management; and/or knowledge of business in foreign locations strategic to the Company's then-current or potential future operations.

     In addition, the Board seeks directors who, as compared to then-existing members of the Board, are diverse with respect to geography, employment, race or gender.

     The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees.

     The Nominating and Governance Committee employed the services of a third-party search firm to identify and recruit Ms. Moerdyk to the Board in 1998, and, under its charter, the Nominating and Governance Committee continues to have the authority to employ the services of a third-party search firm in fulfilling its duties to select nominees to the Board.

HOW DOES THE BOARD DETERMINE WHICH DIRECTORS ARE CONSIDERED INDEPENDENT?

     In 2004 the Board adopted its Corporate Governance Guidelines, which, among other things, combine the Board's previously adopted Mission Statement and

Libbey Inc. Guidelines for its Board of Directors. The Board intends that the Corporate Governance Guidelines meet or exceed the listing standards adopted by the New York Stock Exchange.

     Pursuant to the Corporate Governance Guidelines, the Board has made a determination as to the independence of each of the members of the Board. In making this determination, the Board has considered the existence or absence of any transactions or relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under the heading "Certain Relationships and Related Transactions--What related transactions involved directors?" below. The Board also examined the existence or absence of any transactions or relationships between directors or their affiliates and members of Libbey's senior management or their affiliates.

     As provided in the Guidelines, the purpose of this review was to determine whether there is any relationship that is inconsistent with a determination that a director is independent of the Company or its management. Specifically, the Guidelines preclude a determination by the Board that a director is independent if there is any business relationship between the Company and the particular director or an organization of which the particular director is a shareholder, partner or officer, irrespective as to how de minimis the relationship may be, or if the director otherwise does not meet the independence requirements set forth in the listing standards of the New York Stock Exchange.

     As a result of this review, the Board has affirmatively determined that Carlos V. Duno, William A. Foley, Peter C. McC. Howell, Deborah G. Miller, Carol
B. Moerdyk and Gary L. Moreau are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines. Messrs. Meier and Reynolds are considered inside directors because of their employment as senior executives of Libbey. Mr. Stewart is considered a non-independent director because in the past three years Stewart and Stewart, the law firm of which Mr. Stewart is managing partner, has provided legal services to Libbey in connection with international trade matters and is expected to continue to do so.

HOW OFTEN DID THE BOARD MEET DURING FISCAL 2004?

     The Board of Directors met nine times during 2004. Five of these meetings were regularly scheduled meetings and four of them were special meetings. During 2004, each incumbent member of the Board of Directors attended 75% or more of the aggregate number of meetings of the Board, and each incumbent member of the Board of Directors attended at least 75% of the aggregate number of meetings of the committees of the Board that he or she was eligible to attend, except that Carlos V. Duno attended 25% of the meetings of the Nominating and Governance Committee, and 60% of the meetings of the Audit Committee, that he was eligible to attend during 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--WHAT RELATED PARTY TRANSACTIONS INVOLVED DIRECTORS?

     During 2004 the law firm of Stewart and Stewart, of which Mr. Stewart is managing partner, received fees of approximately $376,237 from the Company for legal services in connection with various international trade matters, including the international trade aspects of other legal matters. The Company anticipates that it will continue to utilize the legal services of Stewart and Stewart in the future in connection with international trade matters.

HOW DO STOCKHOLDERS COMMUNICATE WITH THE BOARD?

     Stockholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to Non-Management Directors, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060. The Nominating and Governance Committee has approved a process for handling letters received by the Company and addressed to the non-management members of the Board. Under that process, the Corporate Secretary is responsible for reviewing all such correspondence and regularly forwarding to the non-management members of the Board a summary of all correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the function of the Board or committees thereof or that the Secretary otherwise determines requires the attention of the Board. Directors may, at any time, review a log of all correspondence received by the Company that is addressed to the Non-Management Directors or other members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought immediately to the attention of Libbey's internal auditors and Audit Committee and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

ARE LIBBEY'S CORPORATE GOVERNANCE GUIDELINES, CODE OF BUSINESS CONDUCT AND ETHICS AND COMMITTEE CHARTERS AVAILABLE TO STOCKHOLDERS?

     Libbey's Corporate Governance Guidelines and Code of Business Conduct and Ethics (which applies to all of Libbey's employees, officers and directors), as well as the Charters for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, are available on Libbey's website (www.libbey.com).

ARE LIBBEY'S DIRECTORS REQUIRED TO ATTEND LIBBEY'S ANNUAL MEETING OF
STOCKHOLDERS?

     While historically Libbey's directors have not been required to attend Libbey's annual meeting of stockholders, beginning in 2003 a meeting of the Board of Directors has been scheduled to take place at the same location and on the same day as the annual meeting of stockholders, and the Company anticipates that this practice will continue. Accordingly, Libbey anticipates that a substantial majority of its directors will be present at the annual meeting of stockholders to be held on May 5, 2005. In 2004, all members of the Board of Directors attended Libbey's annual meeting of stockholders.

                             AUDIT-RELATED MATTERS

WHO ARE LIBBEY'S AUDITORS?

     Upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2005.

     A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will have an opportunity to make a statement if the representative so desires. The representative will be available to respond to appropriate questions.

WHAT FEES HAS LIBBEY PAID TO ITS AUDITORS FOR FISCAL 2004 AND 2003?

     Fees for services rendered by Ernst & Young LLP for the years ended December 31, 2004 and 2003 are as follows:

     Audit Fees. Audit fees for the fiscal years ended December 31, 2004 and December 31, 2003 were $803,136 and $453,895, respectively. Fees for audit services for the fiscal year ended December 31, 2003 include fees associated with the annual audit of financial statements and the review of the Company's quarterly reports on Form 10-A and annual report on Form 10-K. Fees for audit services for the fiscal year ended December 31, 2004 include fees associated with the annual audit of the Company's internal controls, which was required for the first time in 2004 under the Sarbanes Oxley Act of 2002, in addition to the annual audit of financial statements and the reviews of the Company's quarterly reports on Form 10-Q and annual report on Form 10-K.

     Audit-Related Fees. Audit-related fees for the fiscal years ended December 31, 2004 and December 31, 2003 were $154,332 and $66,755, respectively.
Audit-related fees principally include fees for audits of the Company's benefit plans, acquisition due diligence procedures and consultations on accounting and auditing matters.

     Tax Fees. Tax fees for the fiscal years ended December 31, 2004 and December 31, 2003 were $9,350 and $38,156, respectively. Tax services relate to expatriate compliance and consulting services, foreign Sales Corporation consulting services, and Mexican tax consulting services in 2003. Of those amounts, for the fiscal years ended December 31, 2004 and December 31, 2003, $9,350 and $8,230, respectively, related to tax compliance and preparation, and the balance related to other tax fees.

     All Other Fees. There were no fees in the "all other" category in either year.

     All audit-related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of these services by Ernst & Young LLP was compatible with the maintenance of that firm's independence in the conduct of its audit functions. The Audit Committee's policy regarding auditor independence requires pre-approval by the Audit Committee of audit, audit-related and tax services on an annual basis. The policy requires that engagements that the auditors or management anticipates will exceed pre-established thresholds must be separately approved. The policy also provides that the Committee will authorize one of its members to pre-approve certain services.

REPORT OF THE AUDIT COMMITTEE

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

     The Audit Committee oversees the integrity of the Company's financial statements on behalf of the Board of Directors; the adequacy of the Company's systems of internal controls; the Company's compliance with legal and regulatory requirements; the qualifications and independence of the Company's independent auditors; and the performance of the Company's independent auditors and of the Company's internal audit function.

     In fulfilling its oversight responsibilities, the Audit Committee has direct responsibility for, among other things:

     - confirming the independence of the Company's independent auditors;

     - the appointment, compensation and retention of the Company's independent auditors;

     - reviewing the scope of the audit services to be provided by the Company's independent auditors, including the adequacy of staffing and compensation;

     - approving non-audit services;

     - overseeing management's relationship with the Company's independent auditors;

     - overseeing management's implementation and maintenance of effective systems of internal and disclosure controls; and

     - reviewing the Company's internal audit program.

     The Audit Committee reviews and discusses with management and the independent auditors all annual and quarterly financial statements prior to their issuance. The Audit Committee's discussions with management and the independent auditors include a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee met both with management and with the independent auditors who are responsible for auditing the financial statements prepared by management and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee also met with the independent auditors and the internal auditors without management being present. The Audit Committee discussed with the independent auditors and management the results of the independent auditors' examinations; their judgments as to the quality, not just the acceptability, of the Company's accounting principles; the adequacy and effectiveness of the Company's accounting and financial internal controls; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; and such other matters as are required to be communicated to the Audit Committee under generally accepted auditing standards, including Accounting Standards Board, Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee discussed with the independent auditors the auditor's independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees.

     Taking all of these reviews and discussions into account, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

                                          Carol B. Moerdyk, Chair
                                          Carlos V. Duno
                                          Peter C. McC. Howell
                                          Gary L. Moreau

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

     The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

     The Compensation Committee of the Board has furnished the following report on executive compensation for fiscal year 2004.

WHAT ARE THE OBJECTIVES OF THE COMPANY'S EXECUTIVE COMPENSATION POLICIES?

     The Company's compensation program for executive officers is designed and administered to attract, retain and motivate highly qualified executives, and to align their interests with the long-term interests of the Company's stockholders, by providing appropriate, competitive compensation and financial rewards. The ultimate goal of the Company's executive compensation program is to increase stockholder value by providing the executives with appropriate incentives to achieve the Company's business objectives, particularly in light of the highly competitive business environment and industry in which the Company operates. The Compensation Committee believes that it can best accomplish this goal by structuring an executive compensation program that rewards executives for superior performance, as measured by financial and non-financial factors, including major compensation components that are linked directly to increases in recognized measures of stockholder value.

WHAT ARE THE COMPONENTS OF LIBBEY'S EXECUTIVE OFFICER COMPENSATION?

     Executive officer compensation consists of annual base salary, annual cash incentive awards and long-term incentive compensation awards. Perquisites for executives are very limited and consist only of payment for annual executive physical examinations and for certain financial planning and tax preparation services. In 2004, only one of the named executive officers availed himself of the annual executive physical examination perquisite, at a total cost to the Company of approximately $1,181, and five of the named executive officers availed themselves of the tax preparation service perquisite, at a total cost to the Company of approximately $5,286 (including taxes payable with respect to this perquisite). None of the named executive officers utilized the financial planning service in 2004. Although the Company owns a fractional interest in aircraft for business use by the Company's employees, the Company's executive officers do not have personal access to those aircraft. Moreover, the Company does not provide its executive officers with automobiles or automobile allowances or club memberships or club allowances.

HOW ARE BASE SALARIES FOR LIBBEY'S EXECUTIVE OFFICERS DETERMINED?

     The base salaries of Libbey's executive officers are set at levels intended to be competitive with companies within the industry and with companies of comparable size. The peer group used by the Company to compare executive officer compensation includes, but is not limited to, the peer group used by the Company to measure the performance of its stock as set forth under "Comparison of Cumulative Total Returns" below. Because there are few companies that have capital structures, size, diversity and scope of business that are comparable to the Company's, the Compensation Committee has expanded, for purposes of the compensation comparisons, the number of peer companies to fifteen companies, seven of which are, from a revenue perspective, larger and more diverse than the Company and eight of which are, from a revenue perspective, smaller than the Company. The Compensation Committee reviews base salaries annually and makes adjustments, in light of past individual performance as measured by both qualitative and quantitative factors and the potential for making significant contributions in the future, to ensure that salary levels remain appropriate and competitive. Individual factors are more significant than overall Company performance in a particular year in determining base salary levels and the rate of any increase in base salary levels. In performing this task and all of its other responsibilities for executive compensation, the Compensation Committee has sole authority to, and does, to the extent it deems necessary or desirable, retain and consult with outside professional advisors, although the Compensation Committee does not believe that it should accord undue weight to the advice of outside professional advisors.

HOW IS PERFORMANCE-BASED COMPENSATION DETERMINED?

     The Compensation Committee believes that the executives' incentive compensation should be linked directly to achievement of specified financial and non-financial objectives by the Company. Accordingly, Company performance is more significant than individual performance in determining short-term and long-term incentive compensation payouts.

     Each executive officer is eligible, under the Company's Senior Management Incentive Plan, for an annual cash incentive award in an amount up to a target percentage of the executive officer's base salary. The annual cash incentive award payments are made from a pool that is funded based upon Libbey's achievement of specified financial and non-financial performance measures determined early in the year to which the incentive payment relates. Depending upon the particular financial performance measure in question, funding levels range from 0% if the Company fails to achieve at least 80-95% of the targeted financial measure in question, to 50% if the Company achieves 90-97.5% of target, to 200% if the Company achieves 105-110% of target. The Compensation Committee relies heavily, but not exclusively, on the particular performance criteria established each year. The Compensation Committee exercises discretion in light of these measures and in view of its compensation objectives to determine overall funding and individual incentive award amounts. In no event may the incentive payments exceed 200% of the target amounts.

     For 2004, the performance measures included components based upon income from operations (representing 30% of each executive officer's potential award), operating cash flow (representing 30% of each executive officer's potential award) and net sales (representing 20% of each executive officer's potential award), in each case as measured against the Company's annual budget. The 2004 incentive measures also included a discretionary component (representing 20% of each executive officer's potential award) based upon the respective executives' contributions to the Company's other financial and non-financial objectives, such as quality of service and products, customer satisfaction, adherence to or furtherance of the Company's legal and ethical policies, product development, market share, improvement in financial indicators of the Company's success other than the financial measures indicated above and effective response to adverse economic conditions or to events beyond the Company's control.

     For 2004, the Company did not achieve the desired performance targets with respect to income from operations and operating cash flow. However, the Company achieved over 100% of its performance target with respect to the net sales component. With respect to the discretionary component, the Compensation Committee considered the progress that the Company made in 2004 in implementing its strategic initiatives, including the Company's comprehensive realignment of its manufacturing platform, as approved by the Board and announced by the Company in August 2004, as well as the Company's expansion of its international manufacturing and distribution platforms. The Compensation Committee and the remainder of the Board firmly believe that implementation of the manufacturing platform realignment, which represents an aggressive effort to lower the Company's overall cost structure and strengthen the Company's position as a global producer and distributor of glass tableware, is critical to the Company's long-term competitiveness and profitability. Accordingly, the Compensation Committee believes that the difficult and demanding decisions and actions taken to implement the realignment should be recognized and taken into consideration in determining the payout levels under the discretionary component. However, the Compensation Committee also believes that consideration should be given to the negative near-term impact that these actions may have on the Company's financial performance measures. Accordingly, the Compensation Committee rewarded each executive officer for meeting the net sales component and for partially meeting the discretionary component of the annual incentive plan for 2004.

     The following chart sets forth the resulting annual cash incentive awards made to the named executive officers for 2004:

                                             TARGET INCENTIVE    ACTUAL      ACTUAL ANNUAL
                                                AWARD AS A       ANNUAL     INCENTIVE AWARD
                                              PERCENTAGE OF     INCENTIVE   AS A PERCENTAGE
NAME AND POSITION                              BASE SALARY        AWARD     OF BASE SALARY
-----------------                            ----------------   ---------   ---------------
John F. Meier                                      60%          $100,024         18.1%
  Chairman and Chief Executive Officer
Richard I. Reynolds                                50%            59,032         15.1%
  Executive Vice President and Chief
  Operating Officer
Kenneth G. Wilkes                                  45%            38,949         13.6%
  Vice President and General Manager--
  International Operations
Daniel P. Ibele                                    40%            27,926         12.1%
  Vice President, General Sales Manager
Susan A Kovach(1)                                  35%            23,291         10.6%
  Vice President, General Counsel and
  Secretary
Arthur H. Smith(1)                                 35%            12,465         10.6%
  Vice President, General Counsel and
  Secretary

---------------

(1) Ms. Kovach served as Vice President, Associate General Counsel and Assistant Secretary of the Company from January 1, 2004 through June 30, 2004. She was promoted to Vice President, General Counsel and Secretary effective July 1, 2004, upon the retirement of Arthur H. Smith.

     The Compensation Committee believes that an equity participation incentive plan is an important element of long-term compensation. The value of such plans for the executives is tied directly to stock price increases and thus provides strong incentives for increasing stockholder value. Long-term compensation consists of awards under The Amended and Restated 1999 Equity Participation Plan of Libbey Inc. as well as cash awards based upon performance against three-year goals under the Libbey Inc. Long-Term Incentive Compensation Plan ("LTIP").

     The Amended and Restated 1999 Equity Participation Plan of Libbey Inc., approved by the stockholders in 2004, is a broad-based plan that covers executive officers and other management personnel and that permits the Company to grant stock options to incentivize employees and to provide additional flexibility, if circumstances of the Company's business and opportunities warrant, to grant other forms of equity-based compensation. The Compensation Committee bases the number of shares covered by option grants in large part upon the respective individuals' potential to contribute to the earnings growth of the Company. The Compensation Committee sets option exercise prices at market value on the date of grant in order to focus management's attention on sustaining earnings performance over an extended term. The Compensation Committee typically awards nonqualified stock options that vest over a 4-year period, with the first installment vesting one year from the date of grant. Because the executives may not exercise options until they vest, and because the exercise price of the options is the fair market value on the date of grant, the executives will not realize any benefit as a result of the options in the absence of Libbey stock price appreciation over a period of time.

     The Compensation Committee also administers the LTIP, which is designed to pay a cash award equal to a percentage of the participant's base salary if the performance criteria established by the Compensation Committee are met over a rolling three-year award period. For the period 2002-2004, the performance criteria included a targeted aggregate increase of 36% in economic value added ("EVA(R)"(1)) of the Company for its consolidated operations and investments, including capital invested in the Company's joint ventures. However, no payouts were earned under the Libbey Long Term Incentive Plan with respect to 2004 because the Company did not meet the performance criteria of the plan. In fact, the LTIP performance criteria were not achieved during 2002 or 2003 and, as a result, there were no payouts pursuant to the LTIP during those years, either. Pending completion of a review by the Compensation Committee, with the assistance of Towers Perrin, its independent consultant, of the equity and long-term incentive compensation components of executive officer compensation, the Compensation Committee has suspended the LTIP. The review, which is not yet complete, includes consideration as to whether the LTIP is accomplishing its purpose and providing appropriate incentives to the executive officers. The review also includes consideration as to whether it would be appropriate and desirable to replace or augment stock option grants with restricted stock awards that would vest only if the executive officers were to remain with the Company for a specified period of time and only if the Company were to achieve certain specified performance targets.

HOW IS COMPENSATION FOR LIBBEY'S CHIEF EXECUTIVE OFFICER DETERMINED?

     The compensation policies described above apply equally to the compensation of the Chief Executive Officer ("CEO"). The Compensation Committee is directly responsible for determining the salary level of the CEO and for all awards and grants to the CEO under the incentive components of the compensation program. The Compensation Committee believes that the challenges that the Company faces, particularly as a result of increasing foreign competition in the tableware industry, require that the CEO demonstrate significant leadership skills and innovation, as well as the willingness to take prudent risks. The challenges faced by the tableware industry are evidenced by the fact that, during the past three years, a number of Libbey's competitors, including companies that historically have been included in the Company's peer group, have experienced significant operational and financial problems and, as a result, have sought the protection of the bankruptcy laws or have undergone recapitalizations or been sold or otherwise divested. During that same period, the Company's operating performance has continued to place the Company among the world's leading

---------------

(1) EVA(R) is a registered trademark of Stern Stewart & Co.

glass tableware producers. Nevertheless, the Compensation Committee--and in fact the entire Board-recognizes that accomplishment of the Company's strategic initiatives is critical to the Company's future profitability and competitiveness. Accordingly, the Compensation Committee and the Board believe that these initiatives to restructure the Company's cost and manufacturing platform, and to execute the Company's strategy to expand its marketing and manufacturing internationally, are among the most significant efforts ever undertaken by the Company. Accordingly, the overall compensation package for the CEO is designed to motivate and reward the CEO for driving the Company to strengthen its competitive position in the worldwide glass tableware market, and a significant portion of the CEO's compensation is incentive-based, providing greater compensation as direct and indirect measures of stockholder value increase.

     In 2004, the incentive components of the CEO's compensation package consisted of the annual incentive award, participation in the Libbey Inc. Long-Term Incentive Compensation Plan and stock options. The factors described above for all executive officers are also used in determining the level of awards, grants and payouts under these plans for the CEO.

     The Compensation Committee believes that the CEO's compensation for 2004 was directly related to the size and the overall performance of the Company as measured by financial criteria and important qualitative factors related to the achievement by the Company of the strategic initiatives referred to above. No long-term incentive compensation, other than the grant of options, was paid to the CEO with respect to 2004.

WHAT ACTIONS HAS THE COMPENSATION COMMITTEE TAKEN TO ENSURE THAT EXECUTIVE COMPENSATION IS REASONABLE?

     The Compensation Committee has reviewed benchmarking studies setting forth, with respect to the peer companies referred to under "How are base salaries for Libbey's executive officers determined?" above, the compensation paid by the peer companies to their respective chief executive officers and chief operating officers and other selected executives. Furthermore, the Compensation Committee has considered internal "pay equity"--in other words, the relative differences between the CEO's compensation and the compensation of the other named executive officers and other executive officers.

     The Compensation Committee has reviewed tally sheets affixing dollar amounts to all components of the named executive officers' 2004 compensation, including salary, bonus, equity and long-term incentive compensation, realized and unrealized gains on stock option grants, the dollar value to the respective executives and cost to the Company of perquisites and other personal benefits, and the actual projected payout obligations under the Company's retirement plans, including the Company's Supplemental Executive Retirement Plan ("SERP," as described in "Retirement Plans" below) and executive savings plan, and under several potential severance and change-in-control scenarios. In that connection, it is important to note that neither the Compensation Committee nor the Board has granted any special "credits" to any of the named executive officers under the Supplement Executive Retirement Plan and that all payout obligations are based solely upon the actual periods of service of the respective named executive officers (35 years each in the case of Mr. Meier and Mr. Reynolds) to the Company and its former parent.

     Based upon the tally sheets reviewed by the Compensation Committee, Mr. Meier would be entitled to the benefits set forth below if, on December 31, 2005, Mr. Meier's employment were terminated under the following three scenarios:

Termination for Good Reason or without Cause. If Mr. Meier were to terminate his employment for "good reason," or if the Company were to terminate his employment without "cause," in each case as defined in Mr. Meier's employment agreement described under "Employment Agreements" below, he would be entitled immediately to the following compensation:

     - Mr. Meier would be entitled to payment of his base and incentive compensation through the date of termination, plus three times the sum of his annual base compensation at the rate then in effect. The Compensation Committee anticipates that decisions as to 2005 base compensation for each of Mr. Meier and the other named executive officers will be made on or about June 15, 2005. Based upon Mr. Meier's 2004 base compensation, the amount to which Mr. Meier would be entitled (exclusive of his base compensation through December 31, 2005) would be $1,656,125.

     - Mr. Meier would be entitled to payment of three times his annual incentive award, payable at the lesser of his annual target or the average percentage of the target paid to all other officers.

     - Mr. Meier would be entitled to payment of his long-term incentive compensation under any plan in effect as of December 31, 2005. As noted above, the Compensation Committee has suspended the LTIP pending completion of the committee's review of equity-based and long-term compensation.

     - Mr. Meier would be entitled to continuation of his medical, prescription drug, dental and life insurance benefits for a period of 36 months.

     - Mr. Meier would retain balances in the Company's 401(k) savings plan and the executive savings plan totaling $1,163,683 as of December 31, 2004, and he would be entitled to a lump sum or annual pension benefit under the Libbey Inc. Salaried Cash Balance Pension Plan ("Salary Plan") and the SERP. Based upon Mr. Meier's 35 years of service, his estimated lump sum payment under the Salary Plan and the SERP, as of December 31, 2005, is $5,396,899.

     - Mr. Meier would be entitled immediately, and for a period of three years after termination, to exercise all stock options granted in prior years (all of which previously have been disclosed). The following table reflects the gain, if any, with respect to those stock options assuming that Libbey's common stock price on December 31, 2005 is equal to the lowest closing price of Libbey common stock during 2004 ($17.20 per share), the average closing price of Libbey common stock during 2004 ($23.75) and the highest closing price of Libbey common stock during 2004 ($30.65), respectively.

                        NUMBER OF SHARES                         VALUE AT LOWEST   VALUE AT AVERAGE   VALUE AT HIGHEST
                           UNDERLYING           GRANT DATE         STOCK PRICE       STOCK PRICE        STOCK PRICE
OPTION GRANT DATE      OUTSTANDING OPTIONS   EXERCISE PRICE(1)   ($17.20/SHARE)     ($23.75/SHARE)     ($30.65/SHARE)
-----------------      -------------------   -----------------   ---------------   ----------------   ----------------
December 2, 1996.....         25,000              $26.88               $0              $     0            $ 94,250
June 5, 1998.........         30,000              $38.44               $0              $     0            $      0
August 24, 1999......         30,000              $31.38               $0              $     0            $      0
September 8, 2000....         30,000              $32.31               $0              $     0            $      0
November 13, 2001....         35,000              $30.55               $0              $     0            $  3,500
November 20, 2002....         35,000              $23.93               $0              $     0            $235,200
December 15, 2003....         17,500              $28.53               $0              $     0            $ 37,100
December 10, 2004....         17,500              $20.39               $0              $58,800            $179,550
                             -------              ------               --              -------            --------
  TOTALS.............        220,000                 N/A               $0              $58,800            $549,600
                             =======              ======               ==              =======            ========

---------------

(1) Represents the fair market value on the date of grant.

Termination by the Company for Cause. If, on or before December 31, 2005, the Company were to terminate Mr. Meier's employment for "cause," as defined under Mr. Meier's employment agreement described under "Employment Agreements" below, Mr. Meier would be entitled to his base compensation through the date of termination, but would not be entitled to any additional base or incentive compensation. He also would be entitled to his balances in the 401(k) savings plan and the executive savings plan and the pension benefits described under

"Termination for Good Reason or without Cause" above. Mr. Meier would be entitled only to such medical coverage continuation as is required by law, and he would forfeit all unvested stock options granted in prior years. He would be entitled for a period of three years after termination to exercise stock options that previously had vested. The following table reflects the gain, if any, with respect to those vested stock options assuming that Libbey's common stock price on December 31, 2005 is equal to the lowest closing price of Libbey common stock during 2004 ($17.20 per share), the average closing price of Libbey common stock during 2004 ($23.75) and the highest closing price of Libbey common stock during 2004 ($30.65), respectively.

                        NUMBER OF SHARES                         VALUE AT LOWEST   VALUE AT AVERAGE   VALUE AT HIGHEST
                           UNDERLYING           GRANT DATE         STOCK PRICE       STOCK PRICE        STOCK PRICE
OPTION GRANT DATE      OUTSTANDING OPTIONS   EXERCISE PRICE(1)   ($17.20/SHARE)     ($23.75/SHARE)     ($30.65/SHARE)
-----------------      -------------------   -----------------   ---------------   ----------------   ----------------
December 2, 1996.....         25,000              $26.88               $0              $     0            $ 94,250
June 5, 1998.........         30,000              $38.44               $0              $     0            $      0
August 24, 1999......         30,000              $31.38               $0              $     0            $      0
September 8, 2000....         30,000              $32.31               $0              $     0            $      0
November 13, 2001....         35,000              $30.55               $0              $     0            $  3,500
November 20, 2002....         28,000              $23.93               $0              $     0            $188,160
December 15, 2003....         10,500              $28.53               $0              $     0            $ 22,260
December 10, 2004....          7,000              $20.39               $0              $23,520            $ 71,820
                             -------              ------               --              -------            --------
  TOTALS.............        195,500                 N/A               $0              $23,520            $379,990
                             =======              ======               ==              =======            ========

---------------

(1) Represents the fair market value on the date of grant.

Termination following Change in Control. If, prior to December 31, 2005, a "Change in Control" were to occur (as described under "Change in Control Agreements" below) and if, on December 31, 2005, Mr. Meier were to terminate his employment for "good reason," or if the Company were to terminate his employment without "cause," in each case pursuant to and as defined in Mr. Meier's change in control agreement, he would be entitled to the following benefits:

     - Mr. Meier would be entitled to payment of his base compensation through the date of termination, plus three times the sum of his annual base compensation at the rate then in effect. The Compensation Committee anticipates that decisions as to 2005 base compensation for each of Mr. Meier and the other named executive officers will be made on or about June 15, 2005. Based upon Mr. Meier's 2004 base compensation, the amount to which Mr. Meier would be entitled (exclusive of his base compensation through December 31, 2005) would be $1,656,125.

     - Mr. Meier would be entitled to payment of three times the greater of his target annual bonus or his annual bonus for 2004. Mr. Meier's target annual bonus is 60% of his base compensation. Based upon Mr. Meier's 2004 base compensation, his target annual bonus would be $318,250, which is greater than his annual bonus for 2004; accordingly, he would be entitled to $954,750.

     - Mr. Meier would be entitled to his balances in the 401(k) savings plan and the executive savings plan, as well as the pension benefits described under "Termination for Good Reason or without Cause" above; however, the lump sum benefit would be increased by approximately $168,728. He also would be entitled to medical and health benefits for three years following termination, reduced to the extent comparable benefits are received from another employer, as well as outplacement and financial planning services.

     - Mr. Meier would be entitled immediately, and for a period of three years after termination, to exercise all stock options granted in prior years (all of which previously have been disclosed). The estimated gain associated therewith is set forth in the table under "Termination for Good Reason or without Cause" above.

     - The benefits payable to Mr. Meier are net of any applicable federal excise taxes.

     Based upon this review, the Compensation Committee finds that the total compensation (and, in the case of severance and change-in-control scenarios, the potential payouts), in the aggregate, and the mix of components of that compensation, with respect to Mr. Meier and the other named executive officers to be reasonable and not excessive.

WHAT IS THE COMPENSATION COMMITTEE'S POLICY REGARDING DEDUCTIBILITY OF COMPENSATION?

     Pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, publicly-held corporations are prohibited from deducting compensation paid to the named executive officers, as of the end of the fiscal year, in excess of $1 million, unless the compensation is "performance-based." It is the Compensation Committee's policy that the compensation paid to executive officers qualify for deductibility to the extent not inconsistent with Libbey's fundamental compensation policies. In furtherance of this policy, the stockholders have approved The Amended and Restated 1999 Equity Participation Plan of Libbey Inc. to satisfy Section 162(m)'s performance-based compensation requirements.

                                          William A. Foley, Chairman
                                          Deborah G. Miller
                                          Carol B. Moerdyk
                                          Gary L. Moreau

EXECUTIVE EMPLOYMENT AGREEMENTS:

     Libbey entered into new employment agreements in 2004 (the "New Employment Agreements") with each of the Company's executive officers. Under the New Employment Agreements, the executive officers are entitled to receive their base salaries and to participate in designated benefit plans of the Company. Each employment agreement provides that the officer's employment is not for any specified term and may be terminated at any time. Each New Employment Agreement provides that, in the event of the relevant officer's termination other than for "cause" (as defined in the agreements), payment of base salary, annual incentive compensation and certain employee benefits will continue for three years in Mr. Meier's case and two years in the case of the other executive officers who are parties to the New Employment Agreements. In addition, the New Employment Agreements provide for the acceleration of vesting of stock options upon the relevant officer's termination other than for "cause." The employment agreements also provide that the officer's base salary may be adjusted periodically and that benefit plans in which the officer is entitled to participate may be adjusted or terminated by the Company at any time, but that no vested or accrued benefit may be adversely affected.

CHANGE IN CONTROL AGREEMENTS

     To induce and help assure continuity of management and operations, the Company has entered into agreements (the "Agreements") with certain executives, including the executive officers named in the Executive Summary Compensation Table, to provide for certain severance benefits if an executive's employment is terminated following a Change in Control (as defined in the Agreements).

     Under the Agreements with the named executive officers, benefits are paid if, after a Change in Control, the Company terminates a named executive officer other than for Cause (as defined in the Agreements) or disability or if the named executive officer terminates employment for "Good Reason" (as specified in the Agreements) or for any reason within a period of thirty days following the first anniversary of a Change in Control. These severance benefits include: (a) the executive's salary through the termination date; (b) severance pay equal to three times the named executive's annual base salary and three times the greater of the target annual bonus or the annual bonus for the prior year; (c) acceleration of the vesting of stock options; (d) medical and health benefits for three years following termination, reduced to the extent comparable benefits are received from another employer; (e) outplacement and financial planning services; and (f) full vesting in, and additional three-year accrual of benefits under, the Company's qualified and non-qualified retirement plans and any additional amount necessary to provide a minimum lump sum benefit of $250,000 under these plans. The Agreements provide that the benefits are net of any applicable federal excise tax and that the Company will pay legal fees and expenses incurred by the named executive to enforce his or her rights under the Agreements.

EXECUTIVE SUMMARY COMPENSATION TABLE

     The following table shows the annual and long-term compensation paid by the Company for the last three completed fiscal years to the Company's Chief Executive Officer ("CEO") and the four most highly compensated executive officers other than the CEO in 2004 (collectively, including the CEO, the "named executive officers").

                                                                              LONG TERM
                                                                         COMPENSATION AWARDS
                                                             OTHER     -----------------------   PAYOUTS
                                 ANNUAL COMPENSATION        ANNUAL     RESTRICTED     SHARES     -------   ALL OTHER
                             ---------------------------    COMPEN-      STOCK      UNDERLYING    LTIP      COMPEN-
NAME AND PRINCIPAL POSITION  YEAR   SALARY(1)   BONUS(2)   SATION(3)     AWARDS      OPTIONS     PAYOUTS   SATION(4)
---------------------------  ----   ---------   --------   ---------   ----------   ----------   -------   ---------
John F. Meier..............  2004   $552,375    $100,024    $  575           0        17,500        0       $16,547
  Chairman of the Board      2003   $530,417    $      0    $  565           0        17,500        0       $15,912
  and Chief Executive        2002   $500,000    $123,300    $  288           0        35,000        0       $15,000
  Officer
Richard I. Reynolds........  2004   $391,201    $ 59,032    $  690                    13,500        0       $11,584
  Executive Vice             2003   $376,938    $      0    $  790           0        13,500        0       $11,306
  President and              2002   $360,688    $ 74,121    $  348           0        27,000        0       $10,821
  Chief Operating Officer
Kenneth G. Wilkes..........  2004   $286,790    $ 38,949    $2,026           0        12,000        0       $ 8,323
  Vice President and         2003   $276,069    $      0    $2,024           0        11,000        0       $ 7,934
  General Manager --         2002   $242,091    $ 39,800    $  834           0        17,000        0       $ 7,263
  International Operations
Daniel P. Ibele............  2004   $231,327    $ 27,926    $1,931           0        11,000        0       $ 6,150
  Vice President,            2003   $221,951    $      0    $1,392           0         9,500        0       $ 6,658
  General Sales Manager      2002   $210,824    $ 34,009    $  672           0        13,500        0       $ 6,325
Susan Allene Kovach(5).....  2004   $220,500    $ 23,291    $    0           0         9,500        0       $43,424
  Vice President, General    2003   $  9,545    $      0    $    0           0        12,500        0       $     0
  Counsel and Secretary      2002   $      0    $      0    $    0           0             0        0       $     0
Arthur H. Smith(6).........  2004   $118,010    $ 12,645    $64.32       7,500             0        0       $ 3,540
  Vice President, General    2003   $228,637    $      0    $    0           0        12,000        0       $ 6,859
  Counsel and Secretary      2002   $216,774    $     55    $    0           0        18,000        0       $ 6,503

---------------

(1) Includes amounts deferred at the election of the named executive officer pursuant to the salary reduction provisions of benefit plans.

(2) The amounts disclosed in this column represent awards under the Senior Management Incentive Plan.

(3) The amounts disclosed in this column represent amounts reimbursed for the payment of tax preparation services and taxes payable on the value of those services. In each year, the aggregate incremental cost of perquisites and other personal benefits for any executive officer did not exceed the lesser of $50,000 or 10% of base salary plus bonus.

(4) The amounts disclosed in this column represent matching cash contributions to the Libbey Inc. Retirement Savings Plan, a defined contribution plan, and the Libbey Inc. Executive Savings Plan, a non-qualified plan designed to provide similar benefits to the extent such benefits cannot, under limitations of the Internal Revenue Code, be provided by the Libbey Inc. Retirement Savings Plan. In addition, as to Ms. Kovach, the amounts disclosed in this column include $37,596 in relocation benefits that the

    Company provided to her, pursuant to the Company's relocation policy applicable to transferring employees, in connection with her move to Toledo, Ohio, where the Company's headquarters are located.

(5) Ms. Kovach served as Vice President, Associate General Counsel and Assistant Secretary of the Company from January 1, 2004 through June 30, 2004. She was promoted to Vice President, General Counsel and Secretary effective July 1, 2004, when Arthur H. Smith retired.

(6) Mr. Smith served as Vice President, General Counsel and Secretary of the Company until June 30, 2004, when Mr. Smith retired from the Company after 36 years of service.

OPTION GRANTS DURING FISCAL 2004

     The following table sets forth information on stock option grants to the named executive officers during 2004 pursuant to The Amended and Restated 1999 Equity Participation Plan of Libbey Inc. The Company has not granted stock appreciation rights to any of the named executive officers.

                                                                                         GRANT DATE
                                           INDIVIDUAL GRANTS                               VALUE
                                 -------------------------------------                ----------------
                                  NUMBER OF     % OF TOTAL
                                   SHARES        OPTIONS
                                 UNDERLYING     GRANTED TO
                                   OPTIONS     EMPLOYEES IN   EXERCISE   EXPIRATION      GRANT DATE
NAME                             GRANTED (#)   FISCAL YEAR     PRICE        DATE      PRESENT VALUE(1)
----                             -----------   ------------   --------   ----------   ----------------
John F. Meier..................    17,500         11.20        $20.39     12/11/14        $123,816
Richard I. Reynolds............    13,500          8.64        $20.39     12/11/14        $ 95,515
Kenneth G. Wilkes..............    12,000          7.68        $20.39     12/11/14        $ 84,902
Daniel P. Ibele................    11,000          7.04        $20.39     12/11/14        $ 77,827
Susan Allene Kovach............     9,500          6.08        $20.39     12/11/14        $ 67,214
Arthur H. Smith................         0             0           N/A          N/A        $      0

---------------

(1) Options are granted at the fair market value at the date of the grant and become exercisable to the extent of 40% of the grant on the first anniversary of the grant and thereafter an additional 20% of the grant becomes exercisable on each of the second, third and fourth anniversaries of the grant.

     Present value is calculated using the Black-Scholes option pricing model. Assumptions used in calculating the reported values include (a) an expected volatility based on the monthly change for the period June 18, 1993 through the date of the grant (December 10, 2005 in the case of all named executive officers except Mr. Smith), (b) a weighted average risk-free rate of return of 3.0%, (c) dividend yield of 2.0% and (d) a time of exercise of 9 years. No adjustments were made for non-transferability or forfeiture.

OPTION EXERCISES AND VALUES FOR FISCAL 2004

     The following table sets forth information concerning the exercise of stock options by the named executive officers in 2004 and the aggregate dollar value of unexercised options held at the end of 2004 by the named executive officers. The value is based upon a share price of $22.21, the closing price on the New York Stock Exchange on December 31, 2004.

                                                         UNDERLYING OPTIONS            IN-THE-MONEY OPTIONS
                       SHARES ACQUIRED    VALUE              AT FY-END                      AT FY-END
NAME                     ON EXERCISE     REALIZED    EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
----                   ---------------   --------   ----------------------------   ----------------------------
John F. Meier........       5,000        $12,775      193,500         49,000            $0           $31,850
Richard I.
  Reynolds...........           0        $     0      139,200         37,800            $0           $24,570
Kenneth G. Wilkes....       2,000        $ 2,450       78,700         28,800            $0           $21,840
Daniel P. Ibele......         700        $ 8,277       49,200         24,800            $0           $ 9,618
Susan Allene Kovach..           0        $     0        5,000         17,000            $0           $17,290
Arthur H. Smith......       2,000        $18,530      101,500              0            $0           $     0

RETIREMENT PLANS

     The Company maintains a qualified retirement plan, the Salary Plan, for its salaried employees, including executive officers, and the SERP, which is an excess, non-qualified plan designed to provide substantially identical retirement benefits to the extent that such benefits cannot, under the limitations of the Internal Revenue Code, be provided by the Salary Plan. The retirement plans were amended effective January 1, 1998 so that benefits will no longer be determined by the highest consecutive three-year annual earnings but will be determined by annual Company contribution credits equal to a percentage of annual earnings plus interest. Employees with 10 years of service with Libbey and who are age 55, or who are age 45 and have a combined age and years of service equal to 65, as of December 1997, will receive, commencing upon retirement, the greater of their cash balance account or a special minimum benefit ("Special Minimum Benefit") computed pursuant to the formula in effect prior to the amendment, for service prior to December 31, 2007.

     The following table illustrates the estimated annual retirement benefits that would be provided by the Special Minimum Benefit under the Salary Plan and the SERP in various average earnings classifications upon normal retirement at age 65 for those executive officers named in the Executive Summary Compensation Table (other than Mr. Smith, who retired July 1, 2004 after 36 years of service to the Company) for whom the Special Minimum Benefit is anticipated to apply, namely Messrs. Meier and Reynolds:

  HIGHEST
CONSECUTIVE
THREE-YEAR                         YEARS OF CREDITED SERVICE
  AVERAGE     -------------------------------------------------------------------
 EARNINGS       15        20        25        30        35        40        45
-----------   -------   -------   -------   -------   -------   -------   -------
$  100,000     18,444    24,592    30,740    36,888    43,036    45,536    48,306
$  125,000     23,649    31,532    39,415    47,298    55,181    58,306    61,431
$  150,000     28,854    38,472    48,090    57,708    67,326    71,076    74,826
$  175,000     34,059    45,412    56,765    68,118    79,471    83,846    88,221
$  200,000     39,264    52,352    65,440    78,528    91,616    96,616   101,616
$  225,000     44,469    59,292    74,115    88,938   103,761   109,386   115,011
$  250,000     49,674    66,232    82,790    99,348   115,906   122,156   128,406
$  300,000     60,084    80,112   100,140   120,168   140,196   147,696   155,196
$  400,000     80,904   107,872   134,840   161,808   188,776   198,776   208,776
$  450,000     91,314   121,752   152,190   182,628   213,066   224,316   235,566
$  500,000    101,724   135,632   169,540   203,448   237,356   249,856   262,356
$  600,000    122,544   163,392   204,240   245,088   285,936   300,936   315,936
$  700,000    143,364   191,152   238,940   286,728   334,516   352,016   369,516
$  800,000    164,184   218,912   273,640   328,368   383,096   403,096   423,096
$  900,000    185,044   246,672   308,340   370,008   431,676   454,176   476,676
$1,000,000    205,824   274,432   343,040   411,648   480,256   505,256   530,256
$1,100,000    226,644   302,192   377,740   453,288   528,836   556,336   583,836
$1,200,000    247,464   329,952   412,440   494,928   577,416   607,416   637,416

     At December 31, 2004, Messrs. Meier, Reynolds, Wilkes and Ibele and Ms. Kovach had total Credited Service under the Salary Plan and the SERP of 34 years, 34 years, 11 years and 21 years and 1 year, respectively.

     The above pension table sets forth benefits calculated on a straight-life annuity basis and reflects the greater of the regular benefit, the Special Minimum Benefit or the "grandfathered" benefit available under the formula in effect prior to January 1, 1998. The regular benefit and the Special Minimum Benefit do not contain an offset for social security or other amounts, whereas the "grandfathered" benefit does provide for a partial offset for social security benefits.

     Annual covered earnings include base salary and amounts earned under the Senior Management Incentive Plan. The covered compensation under the Special Minimum Benefit of the retirement plan is the highest consecutive three-year average of those amounts. The retirement benefit may be adjusted if the employee has more or less than 35 years of credited service or retires prior to age 65. The Salary Plan and the SERP provide for additional benefit accruals beyond age 65 and for annual annuity benefits as well as an optional lump sum form of benefit. The lump sum option is designed to be equivalent in value to that of the lifetime annual annuity benefit.

     Under the amended retirement plans effective January 1, 1998, each participant in the plans on December 31, 1997 is credited with an opening cash balance equal to the single sum amount of the participant's accrued benefit as of December 31, 1997, based upon retirement at age 65 and actuarial assumptions as to rate of interest and mortality. For each plan year beginning January 1, 1998, the Company makes an annual contribution credit to the participant's cash balance account in accordance with the following table, and the cash balance account is credited with interest annually at the 30-year Treasury Securities rate in effect in October of the preceding plan year, with a minimum of 5 percent and a maximum of 10 percent. Normal retirement age is 65 under the amended retirement plans. Company contributions and interest are credited with respect to service beyond the age of 65. The estimated annual benefit payable to Messrs. Wilkes and Ibele and Ms. Kovach commencing upon retirement is $212,581 for Mr. Wilkes, $263,157 for Mr. Ibele and $115,449 for Ms. Kovach, based upon assumptions that salary increases will be 3 percent annually, that the target incentives under the Senior Management Incentive Plan will be earned annually and that the applicable rate of interest will be 7 percent annually after 2001.

                  SUM OF AGE                     CONTRIBUTION PERCENTAGE OF   CONTRIBUTION PERCENTAGE OF
                 AND YEARS OF                        COMPENSATION UNDER        COMPENSATION AT OR ABOVE
                BENEFIT SERVICE                  SOCIAL SECURITY WAGE BASE    SOCIAL SECURITY WAGE BASE
                ---------------                  --------------------------   --------------------------
0 but less than 30.............................             1.5%                          3.0%
30 but less than 34............................             1.7                           3.4
34 but less than 38............................             1.9                           3.8
38 but less than 42............................             2.1                           4.2
42 but less than 46............................             2.3                           4.6
46 but less than 50............................             2.7                           5.4
50 but less than 60............................             3.2                           6.4
60 but less than 70............................             4.0                           8.0
70 but less than 80............................             5.5                          11.0
80 but less than 90............................             7.0                          12.7
90 and over....................................             9.0                          14.7

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     William A. Foley, Deborah G. Miller, Carol B. Moerdyk and Gary L. Moreau served on Libbey's Compensation Committee during 2004. None of the Compensation Committee members has been an officer or employee of the Company or its subsidiaries.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS

     The graph below compares the total stockholder return on Libbey common stock to the cumulative total return for the Standard & Poor's SmallCap 600 Index ("S&P SmallCap 600"), a broad market index; the Standard & Poor's SmallCap Housewares & Specialties Index, a capitalization-weighted index that measures the performance of the housewares sector of the Standard & Poor's SmallCap Index ("Housewares-Small"); and the Company's peer group. The indices reflect the year-end market value of an investment in the stock of each company in the index, including additional shares assumed to have been acquired with cash dividends, if any.

     Companies in the peer group used by the Company were chosen based upon their lines of business or product end uses being comparable to those of the Company. The peer group is limited to those companies for whom market quotations are available and consists of Lancaster Colony Corp. and Oneida Ltd.

     The graph assumes a $100 investment in Libbey stock on January 1, 2000 and also assumes investments of $100 in each of the S&P SmallCap 600, the Housewares-Small index and the peer group, respectively, on January 1, 2000. The value of these investments on December 31 of each year from 2000 through 2004 is shown in the table below the graph.

                            TOTAL SHAREHOLDER RETURN

                              (PERFORMANCE GRAPH)

                                INDEXED RETURNS

                                                  Base
                                                 Period                  Years Ending
                                                 ------   ------------------------------------------
                                                  Dec      Dec      Dec      Dec      Dec      Dec
Company Name/Index                                 99       00       01       02       03       04
------------------                               ------   ------   ------   ------   ------   ------
LIBBEY INC.....................................   100     106.73   115.77    93.09   103.58    82.20
S&P SMALLCAP 600 INDEX.........................   100     111.80   119.11   101.68   141.13   173.09
S&P 600 HOUSEWARES & SPECIALTIES...............   100      82.98    97.81   102.32   113.97   110.92
PEER GROUP.....................................   100      86.93   101.48   110.09   121.82   115.12

                           CERTAIN LEGAL PROCEEDINGS

     Libbey is not a party to any litigation, the outcome of which, if decided adversely to Libbey, reasonably could be expected to have a material adverse effect on Libbey.

                        PROPOSAL--ELECTION OF DIRECTORS

     Each year the stockholders are asked to elect the members of a class for a term of three years. Currently, the term of office for members of Class III of the Board of Directors will expire on the date of the Annual Meeting in 2005. The members of Class III are William A. Foley, Deborah G. Miller and Terence P. Stewart. The Board of Directors has fixed the number of directors to be elected at the 2005 Annual Meeting at three and has nominated William A. Foley, Deborah
G. Miller and Terence P. Stewart for election to Class III. Those persons who are elected directors at the 2005 Annual Meeting will hold office until their terms expire on the date of the 2008 Annual Meeting or until the election and qualification of their successors. The terms of office of the members of Class I and Class II of the Board of Directors will expire, respectively, on the date of the Annual Meeting in 2006 and 2007. Information regarding Messrs. Foley and Stewart and Ms. Miller is set forth above under the heading "Governance of the Company--Who are the current members of the Board?"

     So far as the Board has been advised, only the three persons named above as nominees will be nominated for election as directors at the Annual Meeting. Shares represented by proxies in the accompanying form will be voted for the election of these three nominees unless authority to vote for any or all of these nominees is withheld. The nominees have consented to being named herein and to serve if elected. If any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors or the number of directors may be reduced accordingly. The Board, however, expects each of the nominees to be available. As long as a quorum is present, directors shall be elected by a majority of the votes of the shares present in person or represented by proxy at the meeting. A stockholder entitled to vote for the election of directors may withhold authority to vote for any or all of the nominees.

                                 OTHER BUSINESS

     As of the date of this proxy statement, neither the Board nor management knows of any other business that will be presented for consideration at the Annual Meeting. However, if other proper matters are presented at the meeting, it is the intention of the proxy committee to take such action as shall be in accordance with their judgment on such matters. All other matters to be voted upon by stockholders will require a majority vote of common stock represented in person or by proxy.

                              GENERAL INFORMATION

AVAILABILITY OF LIST OF STOCKHOLDERS:

     A complete list of stockholders entitled to vote at the Annual Meeting will be maintained at the Company's principal executive offices at 300 Madison Avenue, Toledo, Ohio for a period of at least ten days prior to the Annual Meeting.

SOLICITATION COSTS:

     The Company has retained Georgeson Shareholder to solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors' recommendations. The Company has agreed to pay a fee of $6,500, plus expenses for out-of-pocket costs for Georgeson's services. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors' recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone or telegram. Arrangements have been made with Corporate Investor Communications, Inc. to perform a broker-nominee search. Arrangements also have been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of common stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith. The Company will pay the cost of preparing and mailing this proxy statement and other costs of the proxy solicitation made by the Company's Board of Directors.

REPORTS TO STOCKHOLDERS:

     The Company has mailed this proxy statement and a copy of its 2004 Annual Report to each stockholder entitled to vote at the Annual Meeting. Included in the 2004 Annual Report are the Company's consolidated financial statements for the year ended December 31, 2004.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2004, INCLUDING THE FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO LIBBEY INC., ATTENTION: INVESTOR RELATIONS, KENNETH
A. BOERGER, VICE PRESIDENT AND TREASURER, 300 MADISON AVENUE, P.O. BOX 10060, TOLEDO, OHIO 43699-0060.

                                          By Order of the Board of Directors,

                                          SUSAN ALLENE KOVACH, Secretary

Toledo, Ohio
March 30, 2005

                                  LIBBEY INC.
                                   TOLEDO, OH

                         ANNUAL MEETING OF SHAREHOLDERS

                             THURSDAY, MAY 5, 2005
                             2:00 P.M., LOCAL TIME


                           . DETACH PROXY CARD HERE .
--------------------------------------------------------------------------------
               Sign, Date and Return the
               Proxy Card in the                        [X]
               Enclosed Envelope.            Votes MUST be indicated
                                             (x) in Black or Blue ink.

1. Election of Directors

   FOR all nominees   [ ]   WITHHOLD AUTHORITY to vote     [ ]  *EXCEPTIONS  [ ]
   listed below             for all nominees listed below

   The nominees for the board of directors are: William A. Foley, Deborah G. Miller and Terence P. Stewart

   To change your address, please mark this box. [ ]

   *Exceptions__________________________________________________________________
   (INSTRUCTIONS: To vote your shares for all Director nominees, mark "For" box on Item 1. To withhold voting for all nominees mark "Withhold" box. If you do not wish your shares voted for a particular nominee, enter the name(s) of the exception(s) in the space provided above.)

   To include any comments, please mark this box. [ ]

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

SCAN LINE (FPO)

Please sign exactly as name(s) appear hereon. Joint owners should each sign personally. When signing as executor, administrator, corporation officer, attorney, agent, trustee, guardian or in other representative capacity, please state your full title as such.


-----------------------------------------      ---------------------------------
Date    Share Owner sign here                  Co-Owner sign here

                                   LIBBEY INC.
                                      PROXY
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------

The undersigned hereby appoints each of John F. Meier, Richard I. Reynolds and Susan Allene Kovach, as proxy, with full power of substitution, to vote all shares of Common Stock of Libbey Inc. held of record by the undersigned on March 10, 2005, at the Annual Meeting of Stockholders to be held on May 5, 2005 and at any adjournment thereof, upon the matters referred to on the reverse side and described in the proxy statement furnished herewith, and in their discretion, upon any other matters which may properly come before the meeting. If no directions are given, the proxies will vote FOR the election of all listed director nominees and in the proxies' discretion on any other matters that may properly come before the meeting.

THE BOARD OF DIRECTORS OF LIBBEY INC. RECOMMENDS A VOTE FOR ELECTION OF ALL LISTED DIRECTOR NOMINEES.

Please sign on the reverse side of this card and return it promptly in the enclosed postage-paid envelope.

                                    (Continued, and please sign on reverse side)


                                          LIBBEY INC.
                                          P.O. BOX 11036
                                          NEW YORK, NY 10203-0035

                                   LIBBEY INC.
                                   TOLEDO, OH

                         ANNUAL MEETING OF SHAREHOLDERS

                             THURSDAY, MAY 5, 2005
                             2:00 P.M., LOCAL TIME


                           . DETACH PROXY CARD HERE .
--------------------------------------------------------------------------------

               Sign, Date and Return the
               Proxy Card in the                         [X]
               Enclosed Envelope.            Votes MUST be indicated
                                             (x) in Black or Blue ink.


1. Election of Directors

   FOR all nominees   [ ]   WITHHOLD AUTHORITY to vote     [ ]   *EXCEPTIONS [ ]
   listed below             for all nominees listed below

   Nominees: William A. Foley, Deborah G. Miller and Terence P. Stewart

   To change your address, please mark this box. [ ]

   *Exceptions__________________________________________________________________
   (INSTRUCTIONS: To vote your shares for all Director nominees, mark "For" box on Item 1. To withhold voting for all nominees mark "Withhold" box. If you do not wish your shares voted for a particular nominee, enter the name(s) of the exception(s) in the space provided above.)
   To include any comments, please mark this box. [ ]

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

SCAN LINE (FPO)

   Please sign exactly as name(s) appear hereon. Joint owners should each sign personally. When signing as executor, administrator, corporation officer, attorney, agent, trustee, guardian or in other representative capacity, please state your full title as such.


-----------------------------------------      ---------------------------------
Date    Share Owner sign here                  Co-Owner sign here

                                   LIBBEY INC.

                      To: JPMorgan Chase Bank, Trustee of:
                     - Libbey Inc. Retirement Savings Plan
                   - Libbey Inc. Supplemental Retirement Plan
--------------------------------------------------------------------------------
As a participant in one or more of the above plans, I hereby direct the Trustee to vote all common shares of Libbey Inc. allocated to my account as of March 10, 2005, as indicated on the reverse side, at the annual meeting of shareholders to be held on May 5, 2005, or any adjournment thereof. If no directions are given and the signed card is returned, the Trustee will vote my allocated shares FOR the election of all listed director nominees.

THE BOARD OF DIRECTORS OF LIBBEY INC. RECOMMENDS A VOTE FOR ELECTION OF ALL LISTED DIRECTOR NOMINEES.

Please sign on the reverse side of this card and return it promptly in the enclosed postage-paid envelope. If you do not return this card by April 29, 2005, the shares allocated to your account will be voted in the manner that the majority of the shares for which instruction cards received by the Trustee are voted.


                                          LIBBEY INC.
                                          P.O. BOX 11076
                                          NEW YORK, NY 10203-0076


                                     Page 2